Exhibit 5.1

November 12, 2025

Surf Air Mobility Inc.

12111 S. Crenshaw Blvd.

Hawthorne, CA 90250

Ladies and Gentlemen:

We have acted as counsel to Surf Air Mobility Inc., a Delaware corporation (the “Company”), in connection with the Company’s offering pursuant to (a) a registration statement on Form S-3 (No. 333-284845) (the “Original Registration Statement”) and (b) a registration statement on Form S-3 (No. 333-291407) filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), of 3,975,901 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), and of 3,975,901 warrants to purchase 3,975,901 shares of the Common Stock (the “Warrants” and the shares of Common Stock issuable upon exercise of the Warrants, the “Warrant Shares”), each pursuant to the terms of the securities purchase agreements dated November 10, 2025 (the “Purchase Agreements”) between the Company and the buyers listed in the Schedule of Buyers thereto, and of 1,000,000 shares of Common Stock (the “Palantir Shares”) as consideration for license fees and related professional services rendered by Palantir Technologies Inc. Such registration statements, taken together, as amended as of their most recent effective date (November 10, 2025), insofar as they relate to the Shares, Warrants, Warrant Shares and Palantir Shares (as determined for purposes of Rule 430B(f)(2) and Rule 462(b) under the Securities Act), including the documents incorporated by reference therein, are herein called the “Registration Statement;” the related prospectus dated March 26, 2025, included in the Original Registration Statement filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act, including the documents incorporated by reference therein, is herein called the “Base Prospectus;” and the related prospectus supplement dated November 10, 2025, as filed with the Commission pursuant to Rule 424(b) under the Securities Act, including the documents incorporated by reference therein, is herein called the “Final Prospectus Supplement.” The Base Prospectus and the Final Prospectus Supplement together are herein called the “Final Prospectus.”

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)
executed copies of the Purchase Agreements;
(b)
the Registration Statement;
(c)
the Final Prospectus;
(d)
a copy of the Warrants as executed by the Company;
(e)
copies of the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws certified by the

Surf Air Mobility Inc., p. 2

Secretary of State of the State of Delaware and the corporate secretary of the Company, respectively.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed (including, without limitation, the accuracy of the representations and warranties of the Company in the Purchase Agreement).

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

1.
The Shares have been validly issued by the Company and are fully paid and nonassessable.
2.
The Warrants are the valid, binding and enforceable obligations of the Company.
3.
The Warrant Shares being registered under the Securities Act pursuant to the Registration Statement have been duly authorized by all necessary corporate action of the Company and reserved for issuance upon exercise and, when issued and paid for upon exercise in accordance with the terms of the Warrants, will be validly issued by the Company and will be fully paid and nonassessable.
4.
The Palantir Shares have been validly issued by the Company and are fully paid and nonassessable.

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) we have assumed that the Company and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except no such assumption is made as to the Company regarding matters of the General Corporation Law of the State of Delaware that in our experience normally would be applicable to general business entities with respect to such agreement or obligation) and (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity. In particular, we express no opinion as to the validity, binding effect or enforceability of any provision of the Warrants that may require a party to pay, as damages, an amount that is held to be a penalty because it is disproportionate to the actual damages suffered.

The foregoing opinions are limited to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such laws.

Surf Air Mobility Inc., p. 3

We hereby consent to the use of our name in the Final Prospectus Supplement under the heading “Legal Matters” as counsel for the Company that has passed on the validity of the applicable securities offered thereby and to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K dated November 12, 2025. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By: /s/ J.T. Ho_________________________________
J.T. Ho, a Partner